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                                                                   EXHIBIT 3.9.2

                FORM OF CERTIFICATE OF DESIGNATION OF THE POWERS,
                    PREFERENCES AND RELATIVE, PARTICIPATING,
            OPTIONAL AND OTHER SPECIAL RIGHTS OF THE 6 1/2% SERIES B
                   CUMULATIVE CONVERTIBLE PREFERRED STOCK AND
              QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS THEREOF
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                       Pursuant to Section 151 of the
                      Delaware General Corporation Law
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            NM Acquisition Corp., Inc. (the "Corporation"), a corporation organized and existing under the Delaware General Corporation Law, does hereby certify that, pursuant to authority conferred upon the board of directors of the Corporation (the "Board of Directors") by its Certificate of Incorporation (hereinafter referred to as the "Certificate of Incorporation"), and pursuant to the provisions of Section 151 of the Delaware General Corporation Law, said Board of Directors, on June __, 2000, duly approved and adopted a resolution to read as follows (the "Resolution"):

                        RESOLVED, that, pursuant to the authority vested in the Board of Directors by NM Acquisition Corp.'s Certificate of Incorporation, the Board of Directors does hereby create, authorize and provide for the issuance of a series of Preferred Stock designated as the 6 1/2% Series B Cumulative Convertible Preferred Stock, (liquidation preference $50 per share) in an amount not to exceed 4,600,000 shares, having the designations, preferences, relative, participating, optional and other special rights and the qualifications, limitations and restrictions thereof that are set forth in the Certificate of Incorporation and in this Resolution as follows:

                        (a)  Designation.

                        There is hereby created out of the authorized and unissued Preferred Stock of the Corporation a class of Preferred Stock designated as the "6 1/2% Series B Cumulative Convertible Preferred Stock." The number of shares constituting such class shall not exceed 4,600,000 and are referred to as the "Convertible Preferred Stock." The liquidation preference of the Convertible Preferred Stock shall be $50 per share.

                        (b)  Ranking.

                        The Convertible Preferred Stock shall, with respect to dividends and distributions upon liquidation, winding-up and dissolution of the Corporation, rank (i) senior to each class of Capital Stock of the Corporation (including, without limitation, the Corporation's Class A
Common Stock, par value $.02 per share and the Class B Common Stock, par value $.02 per share) outstanding or hereafter created the terms of which do not expressly provide that it ranks senior to, or on a parity with, the Convertible Preferred Stock as to dividends and distributions upon liquidation, winding-up and dissolution of the Corporation (collectively referred to as


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"Junior Shares"); (ii) on a parity with the Corporation's 7% Series F
Convertible Redeemable Preferred Stock Due 2010 and any class of
Capital Stock of the Corporation or series of Preferred Stock of the Corporation hereafter created the terms of which expressly provide that such class or series will rank on a parity with the Convertible Preferred Stock as to dividends and distributions upon liquidation, winding-up and dissolution (collectively referred to as "Parity Shares"); and (iii) junior to the Corporation's 14% Series A Senior Exchangeable Redeemable Preferred Shares, the Corporation's 13-1/2% Series E Senior Redeemable Exchangeable Preferred Stock due 2010, the Corporation's Series C Cumulative Convertible Participating Preferred Stock, the Corporations Series D Convertible Participating Preferred Stock and each other class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation hereafter created the terms of which expressly provide that such class or series will rank senior to the Convertible Preferred Stock as to dividends and distributions upon liquidation, winding-up and dissolution of the Corporation (collectively referred to as "Senior Shares").

                        (c)  Dividends.

                        (i) (A) Beginning on the _____, the Holders of the
            outstanding Convertible Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, distributions in the form of dividends on each share of Convertible Preferred Stock, at a rate per annum equal to 6 1/2% of the liquidation preference per share of the Convertible Preferred Stock, payable quarterly. No interest shall be payable in respect to any dividends that may be in arrears. All dividends shall be cumulative, whether or not earned or declared, on a daily basis from their date of issuance and shall be payable quarterly in arrears on each Dividend Payment Date, commencing on the first Dividend Payment Date after the Issue Date. Such dividends shall be paid only in cash. Each dividend shall be payable to the shares of Convertible Preferred Stock held by Holders of record as they appear on the share books of the Corporation on the Dividend Record Date immediately preceding the related Dividend Payment Date. Dividends shall cease to accumulate in respect of shares of Convertible Preferred Stock on the date of their redemption unless the Corporation shall have failed to pay the relevant redemption price on the date fixed for redemption. (B) In the event that (1) the Corporation has not filed the registration statement relating to the shelf registration of the Convertible Preferred Stock forresale by Holders contemplated by the Registration Rights Agreement (the "Resale Registration") on or before the 90th day after the Issue Date, (2) the Resale Registration has not become effective on or before the 120th day after the Issue Date, or
            (3) the Resale Registration is filed and declared effective but shall thereafter cease to be effective (except as specifically permitted therein) without being succeeded immediately by an additional registration statement filed and declared effective (any such event referred to in clauses (1) through (3), a "Registration Default"), then additional dividends will accrue (in addition to the stated dividends on the Convertible Preferred Stock) at the rate of 0.25% per annum on the liquidation preference of the Convertible Preferred Stock for the period from and including the occurrence of the Registration Default until such time as no Registration Default is in effect. Such additional dividends (the "Special Dividends") will be payable quarterly in arrears on each regular Dividend Payment Date in accordance with the

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            provisions of this paragraph (c). For each 90-day period that the Registration Default continues, the per annum rate of such Special Dividends will increase by an additional 0.25%; provided that such rate shall in no event exceed 1.0% per annum in the aggregate. At such time as the Registration Default is no longer in effect, the dividend rate on the Convertible Preferred Stock shall be the rate stated in paragraph (c)(i)(A) hereof and no further Special Dividends will accrue unless and until another Registration Default shall occur.

                        (ii) All dividends paid with respect to the
            Convertible Preferred Stock pursuant to paragraph (c)(i) shall be paid pro rata to the Holders entitled thereto.

                        (iii) Nothing herein contained shall in any way or
            under any circumstances be construed or deemed to require the Board of Directors to declare, or the Corporation to pay or set apart for payment, any dividends on the Convertible Preferred Stock at any time.

                        (iv) Dividends on account of arrears for any past
            Dividend Period and dividends in connection with any mandatory redemption pursuant to paragraph (e)(ii) may be declared and paid at any time, without reference to any regular Dividend Payment Date, to Holders of record on such date, not more than forty-five (45) days prior to the payment thereof, as may be fixed by the Board of Directors of the Corporation.

                        (v) No full dividends shall be declared by the
            Board of Directors or paid or set apart for payment by the Corporation on any Parity Shares for any period unless full cumulative dividends have been or contemporaneously are declared and paid in full, or declared and, if payable in cash, a sum in cash set apart sufficient for such payment, on the Convertible Preferred Stock for all Dividend Periods terminating on or prior to the date of payment of such full dividends on such Parity Shares. If full dividends are not so paid, all dividends declared upon the Convertible Preferred Stock and any other Parity Shares shall be declared pro rata so that the amount of dividends declared per share on the Convertible Preferred Stock and such Parity Shares shall in all cases bear to eachother the same ratio that accrued dividends per share on the Convertible Preferred Stock and such Parity Shares bear to each other.

                        (vi) (A) Holders of shares of Convertible Preferred
            Stock shall be entitled to receive the dividends provided for in paragraph (c)(i) hereof in preference to and in priority over any dividends upon any of the Junior Shares.

                        (B) No dividends may be paid or set apart for such
            payment on Junior Shares (except dividends on Junior Shares payable in additional Junior Shares) if full cumulative, accrued dividends have not been paid in full on the Convertible Preferred Stock. So long as any shares of Convertible Preferred Stock are outstanding, the Corporation shall not make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any Parity Shares or Junior Shares, or any warrants, rights, calls or options to purchase any Parity Shares or Junior Shares, whether in cash, obligations or shares of the

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            Corporation or other property, and shall not permit any
            corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any Parity Shares or Junior Shares or any such warrants, rights, calls or options unless full cumulative, accrued dividends determined in accordance herewith on the Convertible Preferred Stock have been paid in full.

                        (vii) Dividends payable on the Convertible
            Preferred Stock for any period shorter than a quarterly dividend period shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in the period for which payable.

                        (d)  Liquidation Preference.

                        (i) In the event of any voluntary or involuntary
            liquidation, dissolution or winding-up of affairs of the Corporation, the Holders of shares of Convertible Preferred Stock then outstanding shall be entitled to be paid, out of the assets of the Corporation available for distribution to its shareholders, an amount in cash equal to the liquidation preference of $50 per share of Convertible Preferred Stock, plus, without duplication, an amount in cash equal to accumulated and unpaid dividends thereon to the date fixed for liquidation, dissolution or winding-up (including an amount equal to a prorated dividend for the period from the last Dividend Payment Date to the date fixed for liquidation, dissolution or winding-up) before any payment shall be made or any assets distributed to the holders of any of the Junior Shares including, without limitation, common stock of the Corporation. Except as provided in the preceding sentence, Holders of shares of Convertible Preferred Stock shall not be entitled to any distribution in the event of any liquidation, dissolution or winding-up of the affairs of the Corporation. If the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to the Holders of outstanding shares of Convertible Preferred Stock and all Parity Shares, then the holders of all such shares shall share equally and ratably in such distribution of assets in proportion to the full liquidation preference, including, without duplication, all accrued unpaid dividends, to which each is entitled.

                        (ii) For the purposes of this paragraph (d),
            neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with or into one or more entities shall be deemed to be a liquidation, dissolution or winding-up of the affairs of the Corporation.
            (iii) Nothing herein contained shall in any way or under any circumstances be construed or deemed to require the Board of Directors to declare, or the Corporation to pay or set apart for payment, any amounts for the payment of liquidation preference on Convertible Preferred Stock at any time.

                        (e)  Redemption.

                        (i) (A) Mandatory Redemption. On March 31, 2010,
            the Corporation shall redeem, to the extent of funds legally available therefor, in the manner provided for in

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            paragraph (e)(ii) hereof, all of the shares of Convertible
            Preferred Stock then outstanding at a redemption price equal to 100% of the liquidation preference per share, plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends per share (including an amount equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Redemption Date to the Redemption
            Date).

                        (B) Optional Redemption. The Convertible Preferred
            Stock shall be redeemable, at any time on or after April 16, 2006, in whole or in part, at the option of the Company, at a redemption price equal to 100% of the liquidation preference per share, plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends per share (including an amount equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Redemption Date to the Redemption Date).

                        (ii) Procedures for Redemption.

                        (A) At least thirty (30) days and not more than sixty (60) days prior to the date fixed for any redemption of shares of Convertible Preferred Stock pursuant to paragraph (e)(i) hereof, written notice (each, a "Redemption Notice") shall be given by first class mail, postage prepaid, to each Holder of record on the record date fixed for such redemption of shares of Convertible Preferred Stock at such Holder's address as it appears on the stock books of the Corporation, provided that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of Convertible Preferred Stock to be redeemed except as to the Holder or Holders to whom the Corporation has failed to give said notice or except as to the Holder or Holders whose notice was defective. The Redemption Notice shall state:

                                    (1)  The redemption price;

                                    (2)  The Redemption Date;

                                    (3) That the Holder is to surrender to
                                    the Corporation, in the manner, at the
                                    place or places and at the price
                                    designated, his certificate or
                                    certificates representing the shares of
                                    Convertible Preferred Stock to be
                                    redeemed; and

                                    (4) That dividends on the shares of
                                    Convertible Preferred Stock to be
                                    redeemed shall cease to accumulate on
                                    such Redemption Date unless the
                                    Corporation defaults in the payment of
                                    the redemption price.

                        (B) Each Holder of shares of Convertible Preferred
            Stock shall surrender the certificate or certificates representing such shares to the Corporation, duly endorsed (or otherwise in proper form for transfer, as determined by the Corporation), in the manner and at the place designated in the Redemption Notice, and on the Redemption Date the full redemption price for such shares shall be payable in cash to the Person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired.

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                        (C) On and after the Redemption Date, unless the
            Corporation defaults in the payment in full of the applicable redemption price, dividends on the shares of Convertible Preferred Stock called for redemption shall cease to accumulate on the Redemption Date, and all rights of the Holders of redeemed shares shall terminate with respect thereto on the Redemption Date, other than the right to receive the redemption price, without interest; provided, however, that if a notice of redemption shall have been given as provided in paragraph
            (ii)(A) above and the funds necessary for redemption (including an amount in respect of all dividends that will accrue to the Redemption Date) shall have been irrevocably deposited in trust for the equal and ratable benefit for the Holders of the shares called for redemption, then, at the close of business on the day on which such funds are segregated and set apart, the Holders of the shares to be redeemed shall cease to be shareholders of the Corporation and shall be entitled only to receive the redemption price, without interest.

                        (f)  Voting Rights.

                        (i) The Holders of shares of Convertible Preferred
            Stock, except as otherwise required under Delaware law or as set forth in paragraphs (ii), (iii) and (iv) below, shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the shareholders of the Corporation.

                 (ii) (A) So long as any shares of Convertible Preferred
            Stock are outstanding, the Corporation shall not amend, alter or repeal any of the provisions of the Corporation's Certificate of Incorporation (including this Certificate of Designations) or the bylaws of the Corporation so as to affect adversely the specified rights, powers, preferences, privileges or voting rights of the Holders of the Convertible Preferred Stock or reduce the time for any notice which the Holders of the Convertible Preferred Stock may be entitled without the affirmative vote or consent of Holders of at least two-thirds of the issued and outstanding shares of Convertible Preferred Stock, voting or consenting, as the case may be, as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting.

                                 (B) Notwithstanding the foregoing,
            modifications and amendments of the terms of this Certificate of Designations contained in paragraph (i) below may be made by the Corporation with the consent of the Holders of a majority of the outstanding shares of Convertible Preferred Stock. In addition, the Holders of a majority of the outstanding shares of Convertible Preferred Stock, on behalf of all holders of Convertible Preferred Stock, may waive compliance by the Corporation with the covenant set forth below in paragraph (i) and may waive any past default under the Certificate of Designations.

                                 (C) Notwithstanding anything to the contrary
            contained herein, (x) the creation, authorization or issuance of any shares of any Junior Shares, Parity Shares or Senior Shares or (y) the increase or decrease in the amount of authorized Capital Stock of any class, including Senior Shares or Parity Shares (other than a reduction in the number of authorized shares of Preferred Stock below the number thereof then outstanding), shall

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            not require the consent of Holders of Convertible Preferred
            Stock and shall not be deemed to affect adversely the rights, preferences, privileges or voting rights of Holders of shares of Convertible Preferred Stock.

                        (iii) Without the affirmative vote or consent of
            Holders of a majority of the issued and outstanding shares of Convertible Preferred Stock, voting or consenting, as the case may be, as a separate class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting, the Corporation shall not, in a single transaction or series of related transactions, consolidate with or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to, another Person or adopt a plan of liquidation unless: (A) either (1) the Corporation is the surviving or continuing Person or (2) the Person (if other than the Corporation) formed by such consolidation or into which the Corporation is merged or the Person that acquires by conveyance, transfer or lease the properties and assets of the Corporation substantially as an entirety or in the case of a plan of liquidation, the Person to which assets of the Corporation have been transferred, shall be a corporation, limited liability Company, partnership or trust organized and existing under the laws of the United States or any State thereof or the District of Columbia; (B) either (1) the Corporation is the surviving or continuing Person and the outstanding shares of Convertible Preferred Stock continue to exist as outstanding shares of Convertible Preferred Stock or are converted into or exchanged for shares of Capital Stock of an Acquiring Entity, having the same powers, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereon that the shares of Convertible Preferred Stock had immediately prior to such transaction or (2) the shares of Convertible Preferred Stock shall be converted into or exchanged for shares of Capital Stock of such successor, transferee or resulting Person or an Acquiring Entity, having in respect of such successor, transferee or resulting Person, the same powers, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereon, that the shares of Convertible Preferred Stock had immediately prior to such transaction; (C) immediately after giving pro forma effect to such transaction, no Voting Rights Triggering Event shall have occurred or be continuing; and (D) the Corporation has delivered to the Transfer Agent prior to the consummation of the proposed transaction an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer complies with the terms hereof and that all conditions precedent herein relating to such transaction have been satisfied.

            For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of related transactions) of all or substantially all of the properties or assets of one or more Subsidiaries of the Corporation, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Corporation, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Corporation.

            Except as specified in this paragraph, the Holders of Convertible Preferred Stock shall not have voting rights with respect to mergers.

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                 (iv) (A) If (1) dividends on the Convertible Preferred
            Stock are in arrears and unpaid for six or more Dividend Periods (whether or not consecutive) (a "Dividend Default");
            (2) the Corporation fails to redeem all of the then outstanding shares of Convertible Preferred Stock on March 31, 2010 or fails otherwise to discharge any redemption obligation with respect to the Convertible Preferred Stock; (3) the Corporation breaches or violates one of the provisions set forth in any paragraphs (f)(iii) or (i) hereof and the breach or violation continues for a period of 30 days or more after the Corporation receives notice thereof specifying the default from the Holders of at least 25% of the shares of Convertible Preferred Stock then outstanding, or (4) the Corporation fails to pay at the final stated maturity (giving effect to any extensions thereof) the principal amount of any Debt of the Corporation or any Subsidiary of the Corporation, or the final stated maturity of any such Debt is accelerated, if the aggregate principal amount of such Debt, together with the aggregate principal amount of any other such Debt in default for failure to pay principal at the final stated maturity (giving effect to any extensions thereof) or that has been accelerated, aggregates $15,000,000 or more at any time, in each case, after a 10-day period during which such default shall not have been cured or such acceleration rescinded, then in the case of any of clauses
            (1)-(4) the number of directors constituting the Board of Directors shall be adjusted by the number, if any, necessary to permit the Holders of the Convertible Preferred Stock, voting together with any outstanding Parity Shares separately as a single class, to elect the lesser of two directors and that number of directors constituting 25% of the members of the Board of Directors. Each such event described in clauses (1),
            (2), (3) and (4) is a "Voting Rights Triggering Event." Holders of a majority of the issued and outstanding shares of Convertible Preferred Stock, voting together with any outstanding Parity Shares separately as a single class, shall have the exclusive right to elect the lesser of two directors and that number of directors constituting 25% of the members of the Board of Directors at a meeting therefor called upon occurrence of such Voting Rights Triggering Event, and at every subsequent meeting at which the terms of office of the directors so elected shall expire (other than as described in (f)(iv)(B) below). The voting rights provided herein shall be the exclusive remedy at law or in equity of the Holders of the Convertible Preferred Stock for any Voting Rights Triggering Event.

                                 (B)  The right of the Holders of Convertible
            Preferred Stock to elect members of the Board of Directors as set forth in subparagraph (f)(iv)(A) above shall continue until such time as (x) in the event such right arises due to a Dividend Default, all accumulated dividends that are in arrears on the Convertible Preferred Stock are paid in full and (y) in all other cases, the failure, breach or default giving rise to such Voting Rights Triggering Event is remedied or waived by the Holders of at least a majority of the shares of Convertible Preferred Stock then outstanding, at which time (1) the special right of the Holders of Convertible Preferred Stock so to vote for the election of directors and (2) the term of office of the directors elected by the Holders of the Convertible Preferred Stock shall each terminate and the directors elected by the holders of Voting Stock other than the Convertible Preferred Stock shall constitute the entire Board of Directors. At any time after voting power to elect directors shall have become vested and be continuing in the Holders of Convertible
            Preferred Stock pursuant to paragraph (f)(iv)(A) hereof, or if

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            vacancies shall exist in the offices of directors elected by the Holders of Convertible Preferred Stock, a proper officer of the Corporation may, and upon the written request of he Holders of record of at least twenty-five percent (25%) of the shares of Convertible Preferred Stock then outstanding addressed to the Secretary of the Corporation shall, call a special meeting of the Holders of Convertible Preferred Stock, for the purpose of electing the directors which such Holders are entitled to elect. If such meeting shall not be called by a proper officer of the Corporation within twenty (20) days after personal service of said written request upon the Secretary of the Corporation, or within twenty (20) days after mailing the same within the United States by certified mail, addressed to the Secretary of the Corporation at its principal executive offices, then the Holders of record of at least twenty-five percent (25%) of the outstanding shares of Convertible Preferred Stock may designate in writing one of their number to call such meeting at the expense of the Corporation, and such meeting may be called by the Person so designated upon the notice required for the annual meetings of shareholders of the Corporation and shall be held at the place for holding the annual meetings of shareholders. Any Holder of shares of Convertible Preferred Stock so designated shall have, and the Corporation shall provide, access to the lists of shareholders to be called pursuant to the provisions hereof.

                                 (C) At any meeting held for the purpose of
            electing directors at which the Holders of Convertible Preferred Stock voting together with any outstanding shares of Parity Shares as a separate class shall have the right as described herein to elect directors, the presence in person or by proxy of the Holders of at least a majority of the then outstanding shares of Convertible Preferred Stock and Parity Shares shall be required to constitute a quorum of such Convertible Preferred Stock and Parity Shares.

                                 (D) Any vacancy occurring in the office of
            a director elected by the Holders of shares of Convertible Preferred Stock and Parity Shares may be filled by the remaining directors elected by the Holders of Convertible Preferred Stock and Parity Shares unless and until such vacancy shall be filled by the Holders of Convertible Preferred Stock and Parity Shares.

                        (v) In any case in which the Holders of Convertible
            Preferred Stock shall be entitled to vote pursuant to this paragraph (f) or pursuant to Delaware law, each Holder of shares of Convertible Preferred Stock entitled to vote with respect to such matter shall be entitled to one vote for each share of Convertible Preferred Stock held.

                        (vi) The Corporation may voluntarily grant voting
            rights to the holders of Convertible Preferred Stock under such terms and conditions as the Corporation shall determine, provided, however, that such grant does not affect adversely the then-existing voting rights of such holders.

                        (g)  Reissuance of Convertible Preferred Stock.

            Shares of Convertible Preferred Stock that have been issued and reacquired in any manner, including shares purchased or redeemed, shall (upon compliance with any applicable provisions of the laws of Delaware) have the status of authorized and unissued shares of

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Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of Preferred Stock; provided that such reacquired shares shall not be reissued as shares of Convertible Preferred Stock.

                        (h)  Business Day.

            If any payment, redemption or exchange shall be required by the terms hereof to be made on a day that is not a Business Day, such payment, redemption or exchange shall be made on the immediately succeeding Business Day.

                        (i) Certain Additional Provisions.

                        (i) Reports. So long as any shares of Convertible
            Preferred Stock are outstanding, the Corporation will provide to the Holders of Convertible Preferred Stock, within 15 days after it files them with the Securities and Exchange Commission (or any successor agency performing similar functions), copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulation prescribe) which the Corporation files with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. In the event that the Corporation is no longer required to furnish such reports to its securityholders pursuant to the Exchange Act, the Corporation will cause its consolidated financial statements, comparable to those which would have been required to appear in annual or quarterly reports, to be delivered to the Holders of Convertible Preferred Stock.

                        (j)  Definitions.

            As used in this Certificate of Designations, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires.

            "Acquired Debt" means, with respect to any specified Person,
(i) Debt of any other Person existing at the time such Person merges with or into or consolidates with or becomes a Restricted Subsidiary of such specified Person and (ii) Debt secured by a Lien encumbering any asset acquired by such specified Person, which Debt was not Incurred in anticipation of, and was outstanding prior to, such merger, consolidation or acquisition.

            "Acquiring Entity" means the entity that is a constituent party to a transaction covered by paragraph (f)(iii) and that thereafter is the parent entity of the Corporation or its successor and whose shares of Capital Stock the holders of Class A Common Stock receive in a transaction in exchange for or in consideration of their shares of Class A Common Stock.

            "Affiliate" of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

            "Applicable Price" means (i) in the event of a Non-Stock Change in Control in which the holders of the Class A Common Stock receive only cash, the amount of cash received by the holder of one share of Class A Common Stock and (ii) in the event of any other Non-Stock Change in Control or any Common Stock Change in Control, the average of the Closing Price for the Class A Common Stock during the 10 Trading Days prior to and including the record date for the determination of the holders of Class A Common Stock entitled to receive cash, securities, property or other assets in connection with such Non-Stock Change in Control or Common Stock Change in Control or, if there is no such record date, the date upon which the holders of the Class A Common Stock shall have the right to receive such cash, securities, property or other assets or the date upon which such Non-Stock Change in Control is deemed to have occurred, as the case may be, in each case as adjusted in good faith by the Board of Directors to appropriately reflect any of the events referred to in paragraph (k)(vi).

            "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in the Borough of Manhattan, The City of New York, New York are authorized or obligated by law or executive order to close.

            "Capital Lease Obligation" of any Person means the obligation to pay rent or other payment amounts under a lease of (or other Debt arrangements conveying the right to use) real or personal property of such Person which is required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of such Person in accordance with generally accepted accounting principles (a "Capital Lease"). The stated maturity of such obligation shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. The principal amount of such obligation shall be the capitalized amount thereof that would appear on the face of a balance sheet of such Person in accordance with generally accepted accounting principles.

            "Capital Stock" of any Person means any and all shares, interests, participations or other equivalents (however designated) of corporate stock or other equity participations, including partnership interests, whether general or limited, of such Person.

            "Change in Control" will be deemed to have occurred at such time as (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all the assets of the Corporation and its Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act), (ii) the adoption of a plan relating to the liquidation or dissolution of the Corporation, (iii) the consummation of any transaction (including any merger or consolidation) the result of which is that any Person or any Persons acting together that would constitute a "group" (a "Group") for purposes of Section 13(d) of the Exchange Act, or any successor provision thereto (other than Eagle River, Mr. Craig O. McCaw and their respective Affiliates or an underwriter engaged in a firm commitment underwriting on behalf of the Corporation), shall beneficially own (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision thereto) more than 50% of the aggregate voting power of all classes of Voting Stock of the Corporation, (iv) neither Mr. Craig O. McCaw nor any person designated by him to the Corporation as acting on his behalf shall be a director of the Corporation; or (v) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination for election by the shareholders of the Corporation was proposed by a vote of a majority of the directors of the Corporation then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office.

            "Class A Common Stock" means the Class A Common Stock, par value $0.02 per share, of the Corporation.

            "Closing Price" means, with respect to the Class A Common Stock of the Corporation, for any day, the closing sale price (or, if no closing sale price is reported, the last reported sale price) per share of the Class A Common Stock as reported by the Nasdaq National Market, or, if the Class A Common Stock is not so reported, on the principal national securities exchange or inter-dealer quotation system on which the Class A Common Stock is listed or admitted to trading, or if not listed or admitted to trading on any national securities exchange or inter-dealer quotation system, the average of the closing bid and asked prices per share in the over-the-counter market as reported by the National Quotation Bureau or similar organization or as furnished by any New York Stock Exchange member firm selected from time to time by the Corporation for that purpose.

            "Common Stock" means the Class A Common Stock and the Class B Common Stock, par value $0.02 per share, of the Corporation.

            "Common Stock Change in Control" means any Change in Control in which more than 50% of the value (as determined in good faith by the Board of Directors of the Corporation) of the consideration received by holders of Class A Common Stock consists of common stock of another company that for each of the 10 consecutive Trading Days referred to in the definition of "Applicable Price" above has been admitted for listing or admitted for listing subject to notice of issuance on a national securities exchange or quoted on the Nasdaq National Market; provided, however, that a Change in Control shall not be a Common Stock Change in Control unless either (i) the Corporation continues to exist after the occurrence of such Change in Control and the outstanding shares of Convertible Preferred Stock continue to exist as outstanding shares of Convertible Preferred Stock (or are converted into or exchanged for shares of Capital Stock of an Acquiring Entity, having the same powers, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereon that the shares of Convertible Preferred Stock had immediately prior to such transaction), or (ii) not later than the occurrence of such Change in Control, the outstanding shares of Convertible Preferred Stock are converted into or exchanged for shares of convertible preferred stock of a corporation succeeding to the business of the Corporation or the Acquiring Entity, which convertible preferred stock has powers, preferences and relative, participating, optional or other rights, and qualifications, limitations and restrictions, substantially similar to those of the Convertible Preferred Stock.

            "Conversion Agent" means the conversion agent for the Convertible Preferred Stock designated by the Company from time to time.

            "Current Market Price" per Junior Share or any other security at any date means (i) if the security is not registered under the Exchange Act, (a) the value of the security, determined in good faith by the Board of Directors of the Corporation, based on the most recently completed arm's-length transaction between the Corporation and a person other than an Affiliate of the Corporation and the closing of which occurs on such date or shall have occurred within the six-month period preceding such date, or
(b) if no such transaction shall have occurred on such date or within such six-month period, the value of the security as determined by an independent financial expert (provided that, in the case of the calculation of Current Market Price for determining the cash value of fractional shares, any such determination within six months that is, in the good faith judgment of the Board of Directors of the Corporation, a reasonable determination, may be utilized) or (ii) (a) if the security is registered under the Exchange Act, the average of the daily market prices of the security for the 20 consecutive trading days immediately preceding such date, or (b) if the security has been registered under the Exchange Act for less than 20 consecutive trading days before such date, then the average of the closing sales prices for all of the trading days before such date for which closing sales prices are available, in the case of each of (ii) (a) and (ii) (b), as certified to the Conversion Agent by the President, any Vice President or the Chief Financial Officer of the Corporation. The market price for each such trading day shall be: (A) in the case of a security listed or admitted to trading on any national securities exchange or quotation system, the closing sales price, regular way, on such day, or if no sale takes place on such day, the average of the closing bid and asked prices on such day, (B) in the case of a security not then listed or admitted to trading on any national securities exchange or quotation system, the last reported sale price on such day, or if no sale takes place on such day, the average of the closing bid and asked prices on such day, as reported by a reputable quotation source designated by the Corporation, (C) in the case of a security not then listed or admitted to trading on any national securities exchange or quotation system and as to which no such reported sale price or bid and asked prices are available, the average of the reported high bid and low asked prices on such day, as reported by a reputable quotation service, or a newspaper of general circulation in the Borough of Manhattan, City and State of New York, customarily published on each Business Day, designated by the Corporation, or, if there shall be no bid and asked prices on such day, the average of the high bid and low asked prices, as so reported, on the most recent day (not more than 30 days prior to the date in question) for which prices have been so reported and (D) if there are no bid and asked prices reported during the 30 days prior to the date in question, the Current Market Price shall be determined as if the securities were not registered under the Exchange Act.

            "Debt" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent, (i) every obligation of such Person for money borrowed, (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including any such obligations Incurred in connection with the acquisition of property, assets or businesses, (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person, (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (including securities repurchase agreements but excluding, trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith), (v) every Capital Lease Obligation of such Person, (vi) all Receivables Sales of such Person, together with any obligation of such Person to pay any discount, interest, fees, indemnities, penalties, recourse, expenses or other amounts in connection therewith, (vii) all obligations to redeem Disqualified Stock issued by such Person, (viii) every obligation under Interest Rate or Currency Protection Agreements of such Person, and (ix) every obligation of the type referred to in clauses (i) through (viii) of another Person and all dividends of another Person the payment of which, in either case, such Person has Guaranteed. The "amount" or "principal amount" of Debt at any time of determination as used herein represented by (a) any Debt issued at a price that is less than the principal amount at maturity thereof, shall be the amount of the liability in respect thereof determined in accordance with generally accepted accounting principles, (b) any Receivables Sale, shall be the amount of the unrecovered capital or principal investment of the purchaser (other than the Corporation or a Wholly-Owned Restricted Subsidiary of the Corporation) thereof, excluding amounts representative of yield or interest earned on such investment, (c) any Disqualified Stock, shall be the maximum fixed redemption or repurchase price in respect thereof, (d) any Capital Lease Obligation, shall be determined in accordance with the definition thereof, or (e) any Permitted Interest Rate or Currency Protection Agreement shall be zero. In no event shall Debt include any liability for taxes.

            "Depositary" means, with respect to the shares of Convertible Preferred Stock issuable or issued in whole or in part in the form of a Global Share Certificate, DTC for so long as it shall be a clearing agency registered under the Exchange Act, or such successor (which shall be a clearing agency registered under the Exchange Act) as the Corporation shall designate from time to time in an Officer's Certificate delivered to the Transfer Agent.

            "Disqualified Stock" of any Person means any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to March 31, 2010; provided, however, that any Convertible Preferred Stock which would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require the Corporation to repurchase or redeem such Convertible Preferred Stock upon the occurrence of a Change in Control occurring prior to March 31, 2010 shall not constitute Disqualified Stock.

            "Dividend Payment Date" means March 31, June 30, September 30 and December 31, of each year.

            "Dividend Period" means the Initial Dividend Period, and thereafter, each Quarterly Dividend Period.

            "Dividend Record Date" means March 15, June 15, September 15 and December 15 of each year.

            "DTC" means The Depository Trust Company.

            "Eagle River" means Eagle River Investments, L.L.C., a limited liability company formed under the laws of the State of Washington.

            "Exchange Act" means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder.

            "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person guaranteeing, or having the economic effect of guaranteeing, any Debt of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person, (i) to purchase or pay (or advance or supply funds for the purchase of) such Debt or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Debt, (ii) to purchase property, securities or services for the purpose of assuring the holder of such Debt of the payment of such Debt, or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt (and "Guaranteed", "Guaranteeing" and "Guarantor" shall have meanings correlative to the foregoing); provided, however, that the Guarantee by any Person shall not include endorsements by such Person for collection or deposit, in either case, in the ordinary course of business; and provided further, that the incurrence by a Restricted Subsidiary of the Corporation of a lien on real or personal property of such Restricted Subsidiary acquired, constructed or constituting improvements made after the Issue Date to secure Purchase Money Debt which is Incurred for the construction, acquisition and improvement of Telecommunications Assets, shall not be deemed to constitute a Guarantee by such Restricted Subsidiary of any Purchase Money Debt of the Corporation secured thereby; provided, however, that (a) the net proceeds of any Debt secured by such a Lien does not exceed 100% of such purchase price or cost of construction or improvement of the property subject to such Lien; (b) such Lien attaches to such property prior to, at the time of or within 180 days after the acquisition, completion of construction or commencement of operation of such property; and (c) such Lien does not extend to or cover any property (or identifiable portions thereof) acquired, constructed or constituting improvements made with the proceeds of such Purchase Money Debt (it being understood and agreed that all Debt owed to any single lender or group of lenders or outstanding under any single credit facility shall be considered a single Purchase Money Debt, whether drawn at one time or from time to time).

            "Holder" means a holder of shares of Convertible Preferred Stock as reflected in the share books of the Corporation.

            "Implied Conversion Price" means the quotient obtained by dividing $50.00 by the Conversion Rate.

            "Incur" means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, Guarantee or otherwise become liable in respect of such Debt or other obligation including by acquisition of Subsidiaries or the recording, as required pursuant to generally accepted accounting principles or otherwise, of any such Debt or other obligation on the balance sheet of such Person (and "Incurrence", "Incurred", "Incurrable" and "Incurring" shall have meanings correlative to the foregoing): provided, however, that a change in generally accepted accounting principles that results in an obligation of such Person that exists at such time becoming Debt shall not be deemed an Incurrence of such Debt and that neither the accrual of interest nor the accretion of original issue discount shall be deemed an Incurrence of Debt; provided, further, however, that the Corporation may elect to treat all or any portion of revolving credit debt of the Corporation or a Subsidiary as being Incurred from and after any date beginning the date the revolving credit commitment is extended to the Corporation or a Subsidiary, by furnishing notice thereof to the Trustee or the Transfer Agent, as applicable, and any borrowings or reborrowings by the Corporation or a Subsidiary under such commitment up to the amount of such commitment designated by the Corporation as Incurred shall not be deemed to be new Incurrence of Debt by the Corporation or such Subsidiary.

            "Initial Dividend Period" means the dividend period commencing on the Issue Date and ending on the first Dividend Payment Date to occur thereafter.

            "Interest Rate or Currency Protection Agreement" of any Person means any forward contract, futures contract, swap, option or other financial agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements) relating to, or the value of which is dependent upon, interest rates or currency exchange rates or indices.

            "Issue Date" means the date of original issuance of the Convertible Preferred Stock.

            "Junior Shares" shall have the meaning ascribed to it in paragraph (b) hereof.

            "Lien" means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, Receivables Sale, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrances, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

            "Non-Stock Change in Control" means any Change in Control other than a Common Stock Change in Control.

            "Officers' Certificate" means a certificate signed by (i) the Chief Executive Officer, President, an Executive Vice President or a Vice President, and (ii) the Treasurer, Assistant Treasurer, Secretary or an Assistant Secretary, of the Corporation and delivered to the Transfer Agent and containing the following:

                        (a) a statement that each individual signing such
            certificate has read such covenant or condition and the definitions herein relating thereto;

                        (b) a brief statement as to the nature and scope of
            the examination or investigation upon which the statement or opinions contained in such certificate or opinion are based;

                        (c) a statement that, in the opinion of each such
            individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

                        (d) a statement as to whether, in the opinion of
            each such individual, such condition or covenant has been complied with.

            "Opinion of Counsel" means a written opinion of legal counsel, who may be counsel for the Corporation and containing the following statements:

                        (a) a statement that such counsel has read such
            covenant or condition and the definitions herein relating thereto;

                        (b) a brief statement as to the nature and scope of
            the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

                        (c) a statement that, in the opinion of each such
            individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

                        (d) a statement as to whether, in the opinion of
            each such individual, such condition or covenant has been complied with.

            "Parity Shares" shall have the meaning ascribed to it in paragraph (b) hereof.

            "Permitted Interest Rate or Currency Protection Agreement" of any Person means any Interest Rate or Currency Protection Agreement entered into with one or more financial institutions in the ordinary course of business that is designed to protect such Person against fluctuations in interest rates or currency exchange rates with respect to Debt Incurred and which shall have a notional amount no greater than the payments due with respect to the Debt being hedged thereby and not for purposes of speculation.

            "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government or agency or political subdivision thereof or any other entity.

            "Preferred Stock" of any Person means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

            "Purchase Money Debt" means (i) Acquired Debt Incurred in connection with the acquisition of Telecommunications Assets and (ii) Debt of the Corporation or of any Restricted Subsidiary of the Corporation (including, without limitation, Debt represented by Capital Lease Obligations, Vendor Financing Facilities, mortgage financings and purchase money obligations) Incurred for the purpose of financing all or any part of the cost of construction, acquisition or improvement by the Corporation or any Restricted Subsidiary of the Corporation or any Joint Venture of any Telecommunications Assets of the Corporation, any Restricted Subsidiary of the Corporation or any Joint Venture, and including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, as the same may be amended, supplemented, modified or restated from time to time.

            "Purchaser Stock Price" means, with respect to any Common Stock Change in Control, the average of the per share Closing Prices for the common stock received as consideration in such Common Stock Change in Control for the 10 consecutive Trading Days prior to and including the record date for the determination of the holders of Class A Common Stock entitled to receive such common stock, or if there is no such record date, the date upon which the holders of the Class A Common Stock shall have the right to receive such common stock, in each case, as adjusted in good faith by the Board of Directors to appropriately reflect any of the events referred to in paragraph (k)(vi); provided, however, that if no such Closing Prices exist, then the Purchaser Stock Price shall be set at a price determined in good faith by the Board of Directors of the Corporation.

            "Quarterly Dividend Period" shall mean the quarterly period commencing on each March 31, June 30, September 30 and December 31 and ending on the next succeeding Dividend Payment Date, respectively.

            "Receivables" means receivables, chattel paper, instruments, documents or intangibles evidencing or relating to the right to payment of money in respect of the sale of the goods or services.

            "Receivables Sale" of any Person means any sale of Receivables of such Person (pursuant to a purchase facility or otherwise), other than in connection with a disposition of the business operations of such Person relating thereto or a disposition of defaulted Receivables for purpose of collection and not as a financing agreement.

            "Redemption Date", with respect to any share of Convertible Preferred Stock, means the date on which such share of Convertible Preferred Stock is redeemed by the Corporation.

            "Redemption Notice" shall have the meaning ascribed to it in paragraph (e) hereof.

            "Reference Market Price" shall initially mean $23.33, and in the event of any adjustment to the Conversion Rate other than as a result of a Change in Control, the Reference Market Price shall also be adjusted so that the ratio of the Reference Market Price to the Implied Conversion Price after giving effect to any such adjustment shall always be the same as the ratio of $23.33 to $43.67.

            "Registration Rights Agreement" means the Registration Rights Agreement dated as of March 31, 1998 among the Corporation, Smith Barney, Inc. and Goldman, Sachs & Co. (for the benefit of Holders from time to time).

            "Restricted Period Termination Date" means the date that is two years after the later of the Issue Date or the last date on which the Corporation or an Affiliate of the Corporation was the owner thereof.

            "Restricted Subsidiary" of the Corporation means any Subsidiary, whether existing on or after the Issue date, other than an Unrestricted Subsidiary.

            "Senior Shares" shall have the meaning ascribed to it in paragraph (b) hereof.

            "Subsidiary" of any Person means (i) a corporation more than 50% of the combined voting power of the outstanding Voting Stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof or (ii) any other Person (other than a corporation) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

            "Telecommunications Assets" means all assets, rights
(contractual or otherwise) and properties, whether tangible or intangible, used or intended for use in connection with a Telecommunications Business."

            "Telecommunications Business" means the business of (i) transmitting, or providing services relating to the transmission of, voice, video or data through owned or leased transmission facilities, (ii) creating, developing or marketing communications related network equipment, software and other devices for use in a Telecommunication Business or (iii) evaluating, participating or pursuing any other activity or opportunity that is primarily related to those identified in (i) or (ii) above and shall, in any event, include all businesses in which the Company or any of its Subsidiaries are engaged on the Issue Date; provided that the determination of what constitutes a Telecommunications Business shall be made in good faith by the Board of Directors of the Company, which determination shall be conclusive.

            "Trading Day" means (i) if the Class A Common Stock is admitted to trading on the Nasdaq National Market or any other system of automated dissemination of quotations of securities prices, a day on which trades may be effected through such system; (ii) if the Class A Common Stock is not so admitted for trading but is listed or admitted for trading on the American Stock Exchange or any other national securities exchange, a day on which such exchange is open for business; or (iii) if the Class A Common Stock is not listed or admitted for trading on any national securities exchange or admitted to trading on the Nasdaq National Market or any other system of automated dissemination of quotation of securities prices, a day on which the Common Stock is traded regular way in the over-the-counter market and for which a closing bid and a closing asked price for the Class A Common Stock are available.

            "Transfer Agent" means the transfer agent for the Convertible Preferred Stock designated by the Corporation from time to time.

            "Unrestricted Subsidiary" means (1) any Subsidiary of the Corporationor admitted for trading on any national securities exchange or admitted to trading on the Nasdaq National Market or any other system of automated dissemination of quotation of securities prices, a day on which the Common Stock is traded regular way in the over-the-counter market and for which a closing bid and a closing asked price for the Class A Common Stock are available. "Transfer Agent" means the transfer agent for the Convertible Preferred Stock designated by the Corporation from time to time. "Unrestricted Subsidiary" means (1) any Subsidiary of the Corporationof such Subsidiary (including any right which the holders thereof may have to take enforcement action against such Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Debt of the Corporation and its Restricted Subsidiaries to declare a default on such other Debt or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity and (2) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of the Corporation may designate any Subsidiary to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, any other Subsidiary of the Corporation which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary, provided that either (x) the Subsidiary to be so designated has total assets of $1,000 or less or (y) immediately after giving effect to such designation, the Corporation could incur at least $1.00 of additional Debt pursuant to certain covenants under the 12 1/2% Notes, the 9 % Notes and the 9% Notes. The Board of Directors of the Corporation may designate any Unrestricted Subsidiary to be a Restricted Subsidiary, provided that, immediately after giving effect to such designation, the Corporation could incur at least $1.00 of additional Debt pursuant to certain covenants under the 12 1/2% Notes, the 9 % Notes and the 9% Notes, as applicable.

            "Vice President", when used with respect to the Corporation means any vice president, whether or not designated by a number or a word or words added before or after the title "Vice President".

            "Voting Rights Triggering Event" shall have the meaning ascribed to it in paragraph (f)(iv) hereof.

            "Voting Stock" of any Person means Capital Stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

            "Wholly-Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person 99% or more of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Restricted Subsidiaries of such Person or by such Person and one or more Wholly-Owned Restricted Subsidiaries of such Person.

                (k)  Conversion Rights.

                        (i) The Convertible Preferred Stock will be
            convertible at the option of the Holder, into shares of Class A Common Stock at any time, unless previously redeemed or repurchased, at a conversion rate of 1.145 shares of Class A Common Stock per share of the Convertible Preferred Stock (as adjusted pursuant to the provisions hereof, the "Conversion Rate") (subject to the adjustments described below). The right to convert a share of the Convertible Preferred Stock called for redemption will terminate at the close of business on the Redemption Date for such share of Convertible Preferred Stock. In addition, at any time from and after April 15, 2001, through and including April 15, 2006, the Corporation may elect to cause such conversion right to expire, upon not less than 30 nor more than 60 days' notice to the holders of shares of Convertible Preferred Stock, if the Closing Price of the Class A Common Stock exceeds 120% of the Implied Conversion Price for 20 Trading Days in any period of 30 consecutive Trading Days, including the last Trading Day of such period; provided that such conversion right shall expire only if the Corporation is current in the payment of accrued dividends on the Convertible Preferred Stock at such expiration date.

                        (ii) The right of conversion attaching to any
            shares of Convertible Preferred Stock may be exercised by the Holder thereof by delivering the shares to be converted to the office of the Conversion Agent, accompanied by a duly signed and completed notice of conversion in form reasonably satisfactory to the Conversion Agent. The conversion date will be the date on which the shares of Convertible Preferred Stock and the duly signed and completed notice of conversion are so delivered. The Person or Persons entitled to receive the Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Class A Common Stock as of such conversion date and such Person or Persons will cease to be a record Holder or record Holders of the Convertible Preferred Stock on that date. As promptly as practicable on or after the conversion date, the Corporation will issue and deliver to the Conversion Agent a certificate or certificates for the number of full shares of Class A Common Stock issuable upon conversion, with any fractional shares rounded up to full shares or, at the Corporation's option, payment in cash in lieu of any fraction of a share, based on the Closing Price of the Class A Common Stock on the Trading Day preceding the conversion date. Such certificate or certificates will be delivered by the Conversion Agent to the appropriate Holder on a book-entry basis or by mailing certificates evidencing the additional shares to the Holders at their respective addresses set forth in the register of Holders maintained by the Transfer Agent. Any shares of Convertible Preferred Stock surrendered for conversion during the period from the close of business on any Record Date to the opening of business on the next succeeding Dividend Payment Date must be accompanied by payment of an amount equal to the dividends payable on such Dividend Payment Date on the shares of Convertible Preferred Stock being surrendered for conversion. In the case of any shares of Convertible Preferred Stock that have been converted after any Record Date but before the next Dividend Payment Date, dividends that are payable on such Dividend Payment Date will be payable on such Dividend Payment Date notwithstanding such conversion, and such dividends will be paid to the Holder of such shares of Convertible Preferred Stock on such Record Date. No other payment or adjustment for dividends, or for any dividends in respect of shares of

            Class A Common Stock, will be made upon conversion. Holders of Class A Common Stock issued upon conversion will not be entitled to receive any dividends payable to holders of Class A Common Stock as of any record time before the close of business on the conversion date.

                        (iii) All shares of Class A Common Stock delivered
            upon any conversion of Convertible Preferred Stock prior to the Restricted Period Termination Date shall bear a legend substantially in the form of the legend required to be set forth on the Convertible Preferred Stock and shall be subject to the restrictions on transfer provided in such legend.

                        (iv) The Corporation shall at all times reserve and
            keep available out of its authorized and unissued Class A Common Stock, solely for issuance upon the conversion of the Convertible Preferred Stock, such number of shares of Class A Common Stock as shall from time to time be issuable upon the conversion of all the shares of Convertible Preferred Stock then outstanding. Whenever the Corporation issues shares of Class A Common Stock upon conversion of shares of Convertible Preferred Stock and the Corporation has in effect at such time a share purchase rights agreement under which holders of Class A Common Stock are issued rights ("Rights") entitling the holders under certain circumstances to purchase an additional share or shares of stock, the Corporation will issue, together with each such share of Class A Common Stock, such number of Rights (which number may be a fraction) as shall at that time be issuable with a share of Class A Common Stock pursuant to such share purchase rights agreement. Any shares of Class A Common Stock issued upon conversion of the Convertible Preferred Stock shall be duly authorized, validly issued and fully paid and nonassessable and shall rank pari passu with the other shares of Class A Common Stock outstanding from time to time. The Conversion Agent shall deliver the shares of Class A Common Stock received upon conversion of the Convertible Preferred Stock to the converting Holder free and clear of all liens, charges, security interests and encumbrances, except for United States withholding taxes. The Corporation shall use its best efforts to obtain and keep in force such governmental or regulatory permits or other authorizations as may be required by law, and shall comply with all applicable requirements as to registration or qualification of the Class A Common Stock (and all requirements to list the Class A Common Stock issuable upon conversion of the Convertible Preferred Stock that are at the time applicable), in order to enable the Corporation to lawfully issue Class A Common Stock upon conversion of the Convertible Preferred Stock and to lawfully deliver the Class A Common stock to each Holder upon conversion of the Convertible Preferred Stock.

                        (v) The Corporation will pay any and all taxes that
            may be payable in respect of the issue or delivery of shares of Class A Common Stock on conversion of Convertible Preferred Stock. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Class A Common Stock in a name other than that in which the Convertible Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the Person requesting such issue has paid to the Conversion Agent the amount of any such tax, or has established to the satisfaction of the Conversion Agent that such tax has been paid.

                        (vi) The Conversion Rate shall be subject to
            adjustment (without duplication) from time to time as follows:

                                    (1) In case the Corporation shall pay
                        or make a dividend or other distribution on any class of Capital Stock of the Corporation payable in shares of Common stock, the Conversion Rate in effect at the opening of business on the day following the date fixed for the determination of shareholders entitled to receive such dividend or other distribution shall be increased by dividing such Conversion Rate by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination and the denominator shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution, such increase to become effective immediately after the opening of business on the day following the date fixed for such determination. If, after any such date fixed for determination, any dividend or distribution is not in fact paid, the Conversion Rate shall be immediately readjusted, effective as of the date the Board of Directors determines not to pay such dividend or distribution, to the Conversion Rate that would have been in effect if such determination date had not been fixed. For the purposes of this paragraph (1), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock. The Corporation will not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Corporation.

                                    (2) In case outstanding shares of
                        Common Stock shall be subdivided into a greater number of shares of Common Stock, the Conversion Rate in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately increased, and, conversely, in case outstanding shares of Common Stock shall be combined into a smaller number of shares of Common Stock, the Conversion Rate in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately reduced, such increase or reduction, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

                                    (3) In case the Company shall issue
                        rights, options or warrants to holders of its Common Stock (by reason of such holder's ownership of such stock) entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the Current Market Price per share of the Class A Common Stock on the date fixed for the determination of stockholders entitled to receive such rights, options or warrants (other than any rights, options or warrants that by their terms will also be issued to any Holder upon conversion of a share of Convertible Preferred Stock into shares of Class A Common Stock without any action required by the Corporation or any other Person), the Conversion Rate in effect at the opening of business on the day following the date fixed for such determination shall be increased by dividing such Conversion Rate by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock which the aggregate of the offering price of the total number of shares of Common Stock so offered for subscription or purchase would purchase at such Current Market Price and the denominator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock so offered for such subscription or purchase, such increase to become effective immediately after the opening of business on the day following the date fixed for such determination. If, after any such date fixed for determination, any such rights, options or warrants are not in fact issued, the Conversion Rate shall be immediately readjusted, effective as of the date the Board of Directors determines not to issue such rights, options or warrants, to the Conversion Rate that would have been in effect if such determination date had not been fixed. For the purposes of this paragraph (3), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock. The Corporation will not issue any rights, options or warrants in respect of shares of Common Stock held in the treasury of the Corporation.

                                    (4) In case the Corporation shall, by
                        dividend or otherwise, distribute to holders of its Common Stock evidences of its indebtedness, shares of any class of Capital Stock, or other property (including securities, but excluding (i) any rights, options or warrants referred to in paragraph (3) of this Section, (ii) any dividend or distribution paid exclusively in cash, (iii) any dividend or distribution referred to in paragraph
                        (1) of this paragraph (k)(vi) and (iv) any merger or consolidation to which paragraph (k)(ix) applies), the Conversion Rate shall be adjusted so the same shall equal the rate determined by dividing the Conversion Rate in effect immediately prior to the close of business on the date fixed for the determination of stockholders entitled to receive such distribution by a fraction of which the numerator shall be the Current Market Price per share of the Common Stock on the date fixed for such determination less the then fair market value (as determined by the Board of Directors, whose determination shall be conclusive) of the portion of the assets, shares or evidences of indebtedness so distributed applicable to one share of Common Stock entitled to such distribution and the denominator shall be such Current Market Price per share of the Class A Common Stock, such adjustment to become effective immediately prior to the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such distribution. If, after any such date fixed for determination, any such distribution is not in fact made, the Conversion Rate shall be immediately readjusted, effective as of the date of the Board of Directors determines not to make such distribution, to the Conversion Rate that would have been in effect if such determination date had not been fixed.

                                    (5) In case the Corporation shall, by
                        dividend or otherwise, distribute to holders of its Common Stock cash (excluding any cash that is distributed upon a merger or consolidation to which paragraph (k)(ix) applies or as part of a distribution referred to in paragraph (4) of this paragraph (k)(vi)) in an aggregate amount that, combined together with (I) the aggregate amount of any other cash distributions to all holders of its Common Stock made exclusively in cash within the 12 months preceding the date of payment of such distribution and in respect of which no adjustment pursuant to this paragraph (5) has been made and
                        (II) the aggregate of any cash plus the fair market value (as determined by the Board of Directors, whose determination shall be conclusive) of consideration payable in respect of any tender offer or other stock repurchase program by the Corporation or any of its Subsidiaries for all or any portion of the Common Stock concluded within the 12 months preceding the date of payment of such distribution and in respect of which no adjustment pursuant to paragraph (6) of this paragraph (k)(vi) has been made (the "combined cash and tender amount"), exceeds 12.5% of the product of the Current Market Price per share of the Class A Common Stock on the date for the determination of holders of shares of Common Stock entitled to receive such distribution times the number of shares of Common Stock outstanding on such date (the "Aggregate Current Market Price"), then, and in each such case, immediately after the close of business on such date for determination, the Conversion Rate shall be adjusted so that the same shall equal the rate determined by dividing the Conversion Rate in effect immediately prior to the close of business on the date fixed for determination of the stockholders entitled to receive such distribution by a fraction (i) the numerator of which shall be equal to the Current Market Price per share of the Class A Common Stock on the date fixed for such determination less an amount equal to the quotient of (x) the excess of such combined cash and tender amount over such Aggregate Current Market Price divided by (y) the number of shares of Common Stock outstanding on such date for determination and (ii) the denominator of which shall be equal to the Current Market Price per share of the Class A Common Stock on such date for determination.

                                    (6) In case a tender offer made by the
                        Corporation or any Subsidiary for all or any portion of the Common Stock shall expire and such tender offer (as amended upon the expiration thereof) shall require the payment to stockholders (based on the acceptance (up to any maximum specified in the terms of the tender offer) of Common Stock (as defined below) of an aggregate consideration having a fair market value (as determined by the Board of Directors, whose determination shall be conclusive) that combined together with (I) the aggregate of the cash plus the fair market value (as determined by the Board of Directors, whose determination shall be conclusive) as of the expiration of such tender offer, of consideration payable in respect of any other tender offer or other stock repurchase program by the Corporation or any Subsidiary for all or any portion of the Common Stock expiring within the 12 months preceding the expiration of such tender offer and in respect of which no adjustment pursuant to this paragraph (6) has been made and (II) the aggregate amount of any cash distributions to all holders of the Corporation's Common Stock within 12 months preceding the expiration of such tender offer and in respect of which no adjustment pursuant to paragraph (5) of this paragraph (k)(vi) has been made (the "combined tender and cash amount") exceeds 12.5 % of the product of the Current Market Price per share of the Class A Common Stock as of the last time (the "Expiration Time") tenders could have been made pursuant to such tender offer (as it may be amended) times the number of shares of Common Stock outstanding (including any tendered shares) as of the Expiration Time, then, and in each such case, immediately prior to the opening of business on the day after the date of the Expiration Time, the Conversion Rate shall be adjusted so that the same shall equal the rate determined by dividing the Conversion Rate immediately prior to close of business on the date of the Expiration Time by a fraction (i) the numerator of which shall be equal to (A) the product of (I) the Current Market Price per share of Common Stock on the date of the Expiration Time multiplied by (II) the number of shares of Common Stock outstanding (including any tendered shares) on the Expiration Time less (B) the combined tender and cash amount, and (ii) the denominator of which shall be equal to the product of (A) the Current Market Price per share of the Class A Common Stock as of the Expiration Time multiplied by (B) the number of shares of Common Stock outstanding (including any tendered shares) as of the Expiration Time less the number of all shares validly tendered and not withdrawn as of the Expiration Time (the shares deemed so accepted up to any such maximum, being referred to as the "Purchased Shares").

                                    (7) The reclassification of Common
                        Stock into securities including other than Common Stock (other than any reclassification upon a consolidation or merger to which paragraph (k)(ix) applies) shall be deemed to involve (a) a distribution of such securities other than Common Stock to all holders of Common Stock (and the effective date of such reclassification shall be deemed to be "the date fixed for the determination of stockholders entitled to receive such distribution" and "the date fixed for such determination" within the meaning of paragraph (4) of this paragraph (k)(vi), and (b) a subdivision or combination, as the case may be, of the number of shares of Common Stock outstanding immediately prior to such reclassification into the number of shares of Common Stock outstanding immediately thereafter (and the effective date of such reclassification shall be deemed to be "the day upon which such subdivision becomes effective" or "the day upon which such combination becomes effective", as the case may be, and "the day upon which such subdivision or combination becomes effective" within the meaning of paragraph (2) of this paragraph (k)(vi).

                                    (8) For the purpose of any computation
                        under paragraphs (2), (4), (5) or (6) of this paragraph (k)(vi), the Current Market Price per share of Class A Common Stock on any date shall be calculated by the Company and be based on a period of Trading Days ending not later than the earlier of the day in question and the day before the "`ex" date with respect to the issuance or distribution requiring such computation. For purposes of this paragraph, the term "`ex" date", when used with respect to any issuance or distribution, means the first date on which the Common Stock trades regular way in the applicable securities market or on the applicable securities exchange without the right to receive such issuance or distribution.

                                    (9) No adjustment in the Conversion
                        Rate shall be required unless such adjustment (plus any adjustments not previously made by reason of this paragraph (9)) would require an increase or decrease of at least one percent (1%) in such rate; provided, however, that any adjustments which by reason of this paragraph (9) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this paragraph (f) shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be. (10) The Corporation may make voluntary increases in the Conversion Rate, for the remaining term of the Convertible Preferred Stock or any shorter term, in addition to those required by paragraphs (1), (2),
                        (3), (4), (5) and (6) of this paragraph (f)(vi), provided that each such increase is in effect for at least 20 calendar days.

                        (vii) Whenever the Conversion Rate is adjusted as herein provided:

                                    (1) the Corporation shall compute the
                        adjusted Conversion Rate in accordance with paragraph (f)(vi) and shall prepare a certificate signed by the Chief Financial Officer of the Corporation setting forth the adjusted Conversion Rate and showing in reasonable detail the facts upon which such adjustment is based, and such certificate shall promptly be filed with the Conversion Agent; and

                                    (2) upon each such adjustment, a notice
                        stating that the Conversion Rate has been adjusted and setting forth the adjusted Conversion Rate shall be required, and as soon as practicable after it is required, such notice shall be provided by the Company to all Holders.

            The Conversion Agent shall not be under any duty or responsibility with respect to any such certificate or the information and calculations contained therein, except to exhibit the same to any Holder of Convertible Preferred Stock desiring inspection thereof at its office during normal business hours.

                        (viii) In case:

                        (a) the Corporation shall declare a dividend (or
            any other distribution) on its Class A Common Stock payable (i) otherwise than exclusively in cash or (ii) exclusively in cash in an amount that would require any adjustment pursuant to paragraph (f)(vi); or

                        (b) the Corporation shall authorize the granting to
            holders of its Class A Common Stock (by reason of such holders' ownership of such stock) of rights, options or warrants to subscribe for or purchase any shares of capital stock of any class or of any other rights; or

                        (c) of any reclassification of the Class A Common
            Stock of the Corporation, or of any consolidation, merger or share exchange to which the Corporation is a party and for which approval of any stockholders of the Corporation is required, or of the conveyance, sale, transfer or lease of all or substantially all of the assets of the Corporation; or

                        (d) of the voluntary or involuntary dissolution,
            liquidation or winding up of the Corporation;

then the Corporation shall cause to be filed at the office of the Conversion Agent, and shall cause to be provided to all Holders, at least 20 days (or 10 days in any case specified in clause (a) or (b) above) prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, rights, options or warrants, or, if a record is not to be taken, the date as of which the holders of Class A Common Stock of record to be entitled to such dividend, distribution, rights, options or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, conveyance, transfer, sale, lease, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, conveyance, transfer, sale, lease, dissolution, liquidation or winding up. Neither the failure to give such notice referred to in the following paragraph nor any defect therein shall affect the legality or validity of the proceedings described in clauses (a) through
(d) of this paragraph (f)(viii). The Company shall cause to be filed at the office of the Conversion Agent and shall cause to be provided to all Holders, notice of any tender offer by the Corporation or any Subsidiary for all or any portion of the Class A Common Stock at or about the time that such notice of tender offer is provided to the public generally.

(ix) (a) In the event that the Corporation is a party to any transaction including, without limitation, a merger (other than a merger that does not result in a reclassification, conversion, exchange or cancellation of Class A Common Stock), consolidation, sale of all or substantially all of the assets of the Corporation, recapitalization or reclassification of Class A Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value or as a result of a subdivision or combination of Class A Common Stock) or any compulsory share exchange (each of the foregoing being referred to as a "Transaction"), in each case, as a result of which shares of Class A Common Stock shall be converted into the right to receive, or shall be exchanged for, (i) in the case of any Transaction other than a Transaction involving a Common Stock Change in Control (and subject to funds being legally available for such purpose under applicable law at the time of such conversion), securities, cash or other property, each share of Convertible Preferred Stock shall thereafter be convertible solely into the kind and amount of securities, cash and other property receivable upon the consummation of such Transaction by a holder of that number of shares of Class A Common Stock into which a share of Convertible Preferred Stock was convertible immediately prior to such Transaction (but after giving effect to any adjustment discussed in paragraphs (b) and (c) relating to Change in Control if such Transaction constitutes a Change in Control), or (ii) in the case of a Transaction involving a Common Stock Change in Control, common stock, each share of Convertible Preferred Stock shall thereafter be convertible solely (in the manner described herein) into common stock of the kind received by holders of Class A Common Stock (but after giving effect to any adjustment discussed in paragraphs (b) and (c) relating to Change in Control if such Transaction constitutes a Change in Control). The Holders of Convertible Preferred Stock will have no voting rights with respect to any Transaction described in this section. Shares of Convertible Preferred Stock issued in a Transaction by the successor transferee or resulting Person or an Acquiring Entity as provided in paragraph (f)(iii) will be subject to this paragraph k(ix)(a) and will be convertible solely into the consideration provided for herein.

                        (b) If any Change in Control occurs, then the
            Conversion Rate in effect will be adjusted immediately after such Change in Control as described in paragraph (c) below.

                        (c) For purposes of calculating any adjustment to
            be made in the event of a Change in Control, immediately after such Change in Control:

                        (i) in the case of a Non-Stock Change in Control,
            the Conversion Rate will thereupon become the higher of (A) the Conversion Rate in effect immediately prior to such Non-Stock Change in Control, but after giving effect to any other prior adjustments, and (B) a fraction, the numerator of which is the then-current deemed redemption price per share, which shall be equal to the product of the liquidation preference per share of $50.00 and 105.20% in year one, 104.55% in year 2, 103.9% in year 3, 103.25% in year 4, 102.6% in year 5, 101.95% in year 6,
            101.3% in year 7, 100.65% in year 8 and 100.00 in year 9 and thereafter, respectively and the denominator of which is the greater of the Applicable Price or the then applicable Reference Market Price; and

                        (ii) in the case of a Common Stock Change in
            Control, the Conversion Rate in effect immediately prior to such Common Stock Change in Control, but after giving effect to any other prior adjustments, will thereupon be adjusted by multiplying such Conversion Rate by a fraction, of which the numerator will be the Applicable Price and the denominator will be the Purchaser Stock Price (as defined); provided, however, that in the event of a Common Stock Change in Control in which
            (A) 100% of the value of the consideration received by a holder of Class A Common Stock is common stock of the successor, acquiror or other third party (and cash, if any, with respect to any fractional interests) and (B) all the Class A Common Stock (other than shares of Class A Common Stock for which cash was paid pursuant to rights of dissent and appraisal) will have been exchanged for, converted into, or acquired for, common stock (and cash with respect to fractional interests) of the successor, acquiror or other third party, the Conversion Rate in effect immediately prior to such Common Stock Change in Control will thereupon be adjusted by multiplying such Conversion Rate by the number of shares of common stock of the successor, acquiror, or other third party received by a holder of one share of Class A Common Stock as a result of such Common Stock Change in Control.

                        (l)  Restrictions on Transfer.

                        (i) Each share of Convertible Preferred Stock shall
            contain a legend substantially to the following effect until the date that is two years after the later of the Issue Date or the last date on which the Corporation or any Affiliate of the Corporation was the owner thereof, unless the Corporation determines otherwise:

            THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "SECURITIES ACT") AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (1) TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (2) IN AN OFFSHORE TRANSACTION COMPLYING WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (3) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE), OR (4) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, AND IN EACH CASE, IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES.

                     (m) Book Entry Delivery and Form.

            The Convertible Preferred Stock sold will be issued in the form of a Global Share Certificate. The Global Share Certificate will be deposited with, or on behalf of, the Depositary and registered in the name of the Depositary or its nominee. Except as set forth below, the Global Share Certificate may be transferred, in whole and not in part, only to the Depositary or other nominee of the Depositary. Holders may hold their beneficial interests in the Global Share Certificate directly through the Depositary if they have an account with the Depositary or indirectly through organizations which have accounts with the Depositary. The Convertible Preferred Stock represented by the Global Share Certificate is exchangeable for certificated Convertible Preferred Stock in definitive form of like tenor as such Convertible Preferred Stock if (i) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for the Global Share Certificate and a successor is not promptly appointed or if at any time the Depositary ceases to be a clearing agency registered under the Exchange Act or (ii) the Company in its discretion at any time determines not to have all of the Convertible Preferred Stock represented by the Global Share Certificate. Any Convertible Preferred Stock that is

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


exchangeable pursuant to the preceding sentence is exchangeable for certificated Convertible Preferred Stock 33 issuable in authorized denominations and registered in such names as the Depositary shall direct. Subject to the foregoing, the Global Share Certificate is not exchangeable, except for a Global Share Certificate of the same aggregate denomination to be registered in the name of the Depositary or its nominee.

                        (n)  Amendments Without Consent of Holders.

            Without the Consent of any Holders, the Company, when authorized by Board Resolution may amend this Certificate of Designation to cure any ambiguity, correct or supplement any provision herein which may be inconsistent with any other provision herein, make any other provisions with respect to matters or questions arising under this Certificate of Designation that are not inconsistent with the provisions of this Certificate of Designation, provided that such action pursuant to this paragraph (n) shall not adversely affect the legal rights of the Holders.

            IN WITNESS WHEREOF, said NM ACQUISITION CORP. has caused this Certificate to be signed by its Vice President, this ___ day of June, 2000.

                                             NM ACQUISITION CORP.



                                             By
                                               ---------------------------------
                                               Name:
                                               Title:





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